Exhibit (h)(2)(a)
AMENDMENT TO ADMINISTRATION AGREEMENT BETWEEN
STATE STREET BANK and TRUST COMPANY
AND
STATE STREET NAVIGATOR SECURITIES LENDING TRUST
This Amendment to Administration Agreement is dated as of April 9, 2009, by and between State Street Navigator Securities Lending Trust, a Massachusetts business trust (the “Investment Company”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”).
WHEREAS, the Investment Company and the Administrator have entered into an Administration Agreement dated as of March 4, 1996 (the “Agreement”); and
WHEREAS, the Investment Company and the Administrator now desire to amend the Agreement as provided herein.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained in the Agreement and other consideration, the receipt and sufficiency of which is hereby acknowledged, the Investment Company and the Administrator hereby agree to amend the Agreement as follows:
1.	Pursuant to Section 1 of the Agreement, the Investment Company hereby notifies the Administrator that it has established an additional fund known as the PSF Portfolio with respect to which it desires to have the Administrator render services under the Agreement, and the Administrator hereby agrees that the PSF Portfolio shall become a Fund under the Agreement.
2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached hereto.
3.	All other terms and conditions of the Agreement remain in full force and effect except as they may be modified hereby.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

Attest :		STATE STREET NAVIGATOR SECURITIES LENDING TRUST

By:	/s/ Jolene M. Olson	By:	/s/ Nancy L. Conlin

Name: Nancy L. Conlin Title: Secretary

Attest :		STATE STREET BANK and TRUST COMPANY

By:	/s/ Jolene M. Olson	By:	/s/ Gary L. French

Name: Gary L. French Title: Senior Vice President